Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 79 to the Registration Statement (Form N-1A, No. 2-60103) of Federated High Income Bond Fund, Inc., and to the incorporation by reference of our report, dated May 22, 2019, on Federated High Income Bond Fund, Inc. included in the Annual Shareholder Report for the fiscal year ended March 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 22, 2019